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                                                                     EXHIBIT 3.4
                                    DELAWARE
                                 The First State

      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "JDA SOFTWARE GROUP, INC. ", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF OCTOBER, A.D. 2006, AT 4:07 O'CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                       /s/ Harriet Smith Windsor
                                       -----------------------------------------
                                       Harriet Smith Windsor, Secretary of State

2487680 8100               (SEAL)                        AUTHENTICATION: 5134127

060966615                                                         DATE: 10-20-06

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                                                    State of Delware
                                                   Secretary of State
                                                 Divison of Corporations
                                              Delivered 04:07 PM 10/20/2006
                                                 060966615 - 2487680 FILE

                         CERTIFICATE OF CORRECTION FILED
                        TO CORRECT A CERTAIN ERROR IN THE
                          CERTIFICATE OF DESIGNATION OF
                            JDA SOFTWARE GROUP, INC.
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                          OF DELAWARE ON JULY 5, 2006

      JDA Software Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"),

      DOES HEREBY CERTIFY:

      1. The name of the Corporation is JDA Software Group, Inc.

      2. That a Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock of JDA Software Group, Inc. (the "CERTIFICATE") was filed by the Secretary of State of Delaware on July 5, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

      3. The inaccuracy or defect of said Certificate to be corrected is as follows:

         The definition of Cash Redemption Price and the calculation of amounts payable to the holders of Series B Preferred in a Liquidation Event (as such terms are defined in the Certificate), are incorrect.

      4. ARTICLE FOURTH, Section 2A of the Certificate is corrected to read in its entirety as follows:

         2A. Liquidation Events. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), each holder of Series B Preferred shall be entitled to be paid out of cash legally available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of the Series B Preferred (each, a "Share" and collectively, the "Shares") held by such holder plus all accrued and unpaid dividends thereon, and the holders of Series B Preferred shall not be entitled to any further payment. If upon any such Liquidation Event the Corporation's assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2A, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred held by each such holder.

      5. The definition of "Cash Redemption Price" set forth in Section 12, "Definitions" is corrected to read in its entirely as follows:

         "Cash Redemption Price" of any Share as of any date of determination means the Liquidation Value thereof plus all accrued and unpaid dividends thereon.

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      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Hamish Brewer, its President and Chief Executive Officer, this 20th day of October, 2006.


                                        /s/ Hamish Brewer
                                        ----------------------------------------
                                        Hamish Brewer, President and
                                        Chief Executive Officer

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